EXHIBIT 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064

June 21, 2004

VIA EDGAR

Emmis Operating Company
One Emmis Plaza
40 Monument Circle
Suite 700
Indianapolis, IN 46204

Registration Statement on Form S-4

Ladies and Gentlemen:

     In connection with the Registration Statement on Form S-4 (the “Registration Statement”) of Emmis Operating Company, an Indiana corporation (the “Company”), Emmis Communications Corporation, an Indiana Corporation (the “Parent Guarantor”) and certain subsidiaries of the Company named therein as guarantors (the “Subsidiary Guarantors” and, together with the Parent Guarantor, the “Guarantors”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”), you have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of the Company’s $375,000,000 aggregate principal amount of
6 7/8% Senior Subordinated Notes due 2012 (the “Exchange Notes”) and the guarantees of the Exchange Notes by the Guarantors (the “Guarantees”).

     The Exchange Notes are to be offered in exchange for the Company’s outstanding $375,000,000 aggregate principal amount of 6 7/8% Senior Subordinated Notes due 2012 (the “Initial Notes”) issued and sold by the Company on May 10, 2004 in an offering exempt from registration under the Act. The Exchange Notes will be issued by the Company in accordance with the terms of the Indenture (the “Indenture”), dated as of May 10, 2004, among the Company, the Guarantors and The Bank of Nova Scotia Trust Company of New York, as trustee.

     In connection with the furnishing of this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

     1. the Registration Statement;

     2. the Indenture, including as exhibits thereto the form of Exchange Note and the related Guarantees, included as Exhibit 4.1 to the Registration Statement; and

     3. the Exchange and Registration Rights Agreement, dated as of May 10, 2004 (the “Registration Rights Agreement”), among the Company, the Guarantors and the initial purchasers listed therein, included as Exhibit 4.2 to the Registration Statement.

     In addition, we have examined those certificates, agreements and documents that we deemed relevant and necessary as a basis for our opinion. We have also relied upon the factual matters contained in the representations and warranties of the Company and the Guarantors made in the Documents and upon certificates of public officials and the officers of the Company and the Guarantors.

     In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed, without independent investigation, (i) that SJL of Kansas Corp., a Kansas corporation (“SJL”) and Topeka Television Corporation, a Missouri corporation (“Topeka Television”), are validly existing and in good standing under the laws of their respective jurisdictions of organization, (ii) that SJL and Topeka Television have all necessary corporate power and authority to execute, deliver and perform their obligations under each of the Documents to which they are a party and the Guarantees, (iii) that the execution, delivery and performance of each Document to which they are a party and the Guarantees have been duly authorized by all necessary corporate action and do not violate SJL’s or Topeka Television’s organizational documents or the laws of their respective jurisdictions of organization, (iv) the due execution and delivery of the each Document to which they are a party and the Guarantees by SJL and Topeka Television under the laws of their respective jurisdictions of organization, (v) that the Exchange Notes and Guarantees will be issued as described in the Registration Statement and (vi) that the Exchange Notes and Guarantees will be in substantially the form attached to the Indenture and that any information omitted from such form will be properly added.

With regards to certain matters of state law, we have relied, with the Company’s permission, upon the opinion of Bose McKinney and Evans LLP and Foley and Lardner LLP, filed as Exhibits 5.2 and 5.3 to the Registration Statement.

     Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

     1. When duly issued, authenticated and delivered against the surrender and cancellation of the Initial Notes as set forth in the Registration Statement and in accordance with the terms of the Indenture, the Exchange Notes will be legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except that the enforceability of the Exchange Notes may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     2. The Guarantees are legal, valid and binding obligations of each of the Guarantors enforceable against each of the Guarantors in accordance with their terms, except that the enforceability of the Guarantees may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     The opinions expressed above are limited to the laws of the State of New York. Our opinion is rendered only with respect to laws, and the rules, regulations and orders under those laws, that are currently in effect.

     We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,
By:	/s/ Paul, Weiss Rifkind Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP